Exhibit 99.1

VaxGen Responds to Media Report Regarding Proposed Congressional Investigation

of Anthrax Vaccine Contract

BRISBANE, Calif. April 5, 2006 – VaxGen, Inc. (Pink Sheets: VXGN.PK) issued the following statement today from its President and Chief Executive, Lance K. Gordon, Ph.D., in response to a proposed investigation into the company’s anthrax vaccine contract by Congressman Mike Rogers (R-Mich.), which was reported in an Associated Press article.

“We were surprised by Congressman Rogers’ call for an investigation of our Project BioShield anthrax vaccine contract, because:

• The Department of Health and Human Service’s (HHS) award in November 2004 of a stockpile contract for 75 million doses of a modern anthrax vaccine to VaxGen was the result of an open, competitive and fair solicitation that was extensive and, to the best of our knowledge, complied with any and all applicable laws, rules and regulations. This contract followed two earlier competitive awards from the National Institute of Allergy and Infectious Diseases (NIAID) to VaxGen in 2002 and 2003 for the purpose of developing our anthrax vaccine.

• It is our understanding that during the solicitation process the HHS received multiple bids and that the agency undertook a robust technical and business evaluation of all bids.

• Upon completion of that evaluation, HHS negotiated a contract with VaxGen. We believe our bid was chosen based on technological, scientific and cost grounds.

• We also believe that we won this open and fair solicitation because we consistently met the demands of the previously awarded NIAID contracts for the accelerated development of a modern anthrax vaccine.

“We have reached out to Congressman Rogers this evening in an effort to address his concerns, but have yet to hear from him. Although we believe there are no grounds for an investigation, if there is one, we look forward to fully and openly participating in it. We also welcome the opportunity to testify before any appropriate committee of Congress to explain the contract and our progress in developing a modern anthrax vaccine.

“We are proud of our anthrax vaccine program and believe it represents what can be accomplished when industry and government work together. The U.S. government called on industry to respond to the urgent need to develop a modern anthrax vaccine to protect the American people, and we believe we are well on our way to meeting that need.”

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns 21% of Celltrion, Inc., a company in the Republic of Korea established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the progress and  timing of the development of the company’s investigational anthrax vaccine. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on theseforward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Media:

Paul Laland

Vice President, Public Affairs

(650) 624-1041

Investors and Financial Analysts:

Lance Ignon

Vice President, Corpora Affairs

(650) 624-1041